                                   AGREEMENT

DEPOSITORY AND CUSTODIAL AGREEMENT made as of this 31st day of December 2006,
                                                   ----
between Ameriprise Certificate Company, a Delaware corporation hereinafter referred to as "ACC", and Ameriprise Trust Company, a Minnesota state chartered bank ("Custodian").

        In consideration of the mutual agreements herein made, ACC and Custodian agree as follows:

                                I. SAFEKEEPING

A.       Required Reserves

         ACC agrees to deliver to and maintain with Custodian certain assets, including qualified investments having at any time an aggregate value at least equal to the required certificate reserves as computed under the provisions of
Section 28(a) of the Investment Company Act of 1940, as amended ("the 1940 Act"). Provided, however, that the amount of qualified investments maintained on deposit in separate accounts as required by any state, but not to exceed the amount of reserves required under Section 28(a) for the certificates held by or issued to residents of such state, shall be deducted from the amount of qualified investments required to be maintained on deposit with Custodian.

B.       Qualified Investments

         "Qualified investments" as used herein are investments of a kind which life insurance companies are permitted to invest in or hold under the provisions of the Code of the District of Columbia, as amended, and other investments as the Securities and Exchange Commission (the "SEC") shall by rule, regulation, or order authorize as qualified investments. Such assets shall be valued for the purpose of determining compliance with the deposit requirements in accordance with the District of Columbia Code where applicable, and otherwise as prescribed by the SEC. Any asset deposited with Custodian shall be accompanied by a statement made by an authorized person from ACC (as provided in Section VII.A. below) that in the opinion of that person the asset is qualified and giving the value thereof.

C.       Deposits and Withdrawals

         Custodian agrees to hold, either physically in its own safekeeping room or with Depository Trust Company or a domestic bank meeting the requirements of the 1940 Act, (for all Federal Reserve Bank eligible securities), securities belonging to ACC delivered to it by ACC or others for ACC, and pursuant to ACC's written order, in the case of securities purchases, to charge ACC and pay designated persons against delivery of such securities, and, in the case of securities sales, to remit proceeds to ACC and deliver securities against payment for such securities. Upon written order Custodian shall return to ACC or designated third persons securities held hereunder, but only to the extent that such withdrawal shall not, after adding the value of any qualified investments which ACC may deposit in substitution for the securities withdrawn, decrease the aggregate value of qualified investments below the required reserve amount as provided in Subsection A of this Section. ACC's written order must include a certification by an authorized person stating the facts entitling it to make such withdrawal. Notwithstanding the foregoing, ACC may from time to time request access to mortgage related documents and may temporarily borrow them from Custodian for copying, examination, title searches and similar purposes. ACC shall leave written evidence of such borrowing with Custodian and shall promptly return the securities when it has finished using them.

D.       "Certificate" Defined

         Whenever used in this Agreement, the term "certificate" shall mean a "face-amount certificate" as that term is defined in Section 2(a)(15) of the 1940 Act.

                          II. HANDLING OF SECURITIES

A.       Transfer, Etc.

         Custodian agrees to transfer, exchange or deliver, when provided with appropriate written orders from ACC, together with instruments enabling Custodian to hold or deliver in proper form for transfer, securities held thereunder as directed and at least in the following cases:

         1.       Deliveries of securities sold by ACC.

         2. Deliveries of securities to the issuer thereof, its transfer agent or other proper agent, or to any committee or other organization to be exchanged for other securities in connection with a reorganization or recapitalization of the issuer or any split-up or similar transaction involving such securities.

         3. Deliveries of securities upon conversion thereof pursuant to their terms into other securities.

         4. Deliveries of warrants and similar securities upon exercise or sale of the rights evidenced thereby.

         5. Exchange securities in temporary form for permanent or definite securities.

B.       Custodian's Acts Without Instructions

         Unless and until Custodian receives contrary authorized instructions from ACC, Custodian shall:

         1. Detach from and present at the proper time for payment all coupons and other income items which require presentation and which are held by Custodian hereunder. All items of income from dividends and interest on securities which are depository eligible (i.e., depositable with Depository Trust Company and/or Federal Reserve Book Entry) shall be credited to ACC's account and made available in federal funds on the date succeeding the date such items are payable without regard to actual receipt by Custodian; income on non-eligible securities, physically held in Custodian vault, shall be credited to ACC's account upon receipt of funds from the paying agent. Custodian shall undertake at its own expense such procedures as may be necessary to collect such items of income as are not actually received by Custodian and the credit of such items to ACC's account shall be subject to final payment. Provided, however, that ACC shall collect all interest and principal payments made on mortgages and real estate properties.

         2. Present for payment all securities which may mature or be called, redeemed, retired or which may otherwise become payable and credit the proceeds thereof, and any other principal payments, to the account of ACC and furnish ACC with a description of the source of each such payment. ACC shall be credited, and federal funds made available of on the maturity date of short-term securities customarily settled on a "same-day" basis. Redemptions shall be credited to the account of ACC upon collection and federal funds made available on the next business day.

C.       Liability

         Whenever, according to written order from ACC, Custodian shall be required to make any delivery of securities against the receipt of the sale price, Custodian shall make delivery in accordance with ACC's authorized instructions against payment, receipt of the sums payable thereon or against interim receipts or other proper delivery receipts and credit to the account of ACC such sums as authorized by ACC with appropriate advice to ACC showing the source of such payments.

         Custodian shall, at a minimum, be obligated to exercise due care in accordance with reasonable commercial standards in discharging its duty to obtain and maintain financial assets for ACC.

         ACC hereby agrees to be responsible for all fees and expenses as set forth in the fee schedule, and, except in cases where Custodian has failed to exercise due care in accordance with reasonable commercial standards, to indemnify and hold harmless Custodian or nominee from all taxes, expenses (including counsel fees), assessments, liabilities, claims, damages, actions, suits, or other charges incurred by or assessed against Custodian or nominee in connection with this account. It is expressly understood and agreed that Custodian shall have no lien at any time upon any funds, deposits or property in its possession or control, except as provided in Section V.

D.       Deregistration of Securities

         All securities in registered form deposited with and held physically by Custodian hereunder shall be registered in the name of a nominee of ACC or a nominee of Custodian acceptable to ACC unless otherwise directed by order of ACC.

E.       Segregation of Securities

         Except as to securities in transit or in connection with other transactions necessary or appropriate in the ordinary course of business relating to the management of the securities, Custodian agrees to place and hold all securities in its custody under this agreement in such place or places and in such facility or facilities and to safeguard the securities in substantially the same manner as like securities of Custodian. Such securities shall be all times be physically segregated from the securities of Custodian and of other persons, firms or corporations and of other accounts so that at all times such securities may be identified as belonging solely to ACC, except for those securities permitted to be deposited with a clearing corporation as defined in and in accordance with Minnesota law.

                            III. HANDLING OF ASSETS

         Custodian agrees to take the following actions only as provided in authorized instructions from ACC:

A. Receive assets from persons other than ACC, and, if the same are in proper form for transfer or are in bearer form, cause payment to be made therefore, in the amount provided and in the names directed by the authorized instructions of ACC and thereafter hold such securities subject to this Agreement.

B. Deliver assets to brokers or others upon and in accordance with ACC's authorized instructions against payment, receipt of the sums payable thereon or against interim receipts or other proper delivery receipts and credit to the account of ACC such sums as authorized by ACC with appropriate information to ACC showing the source of such payments.

C. Provide settlement of all purchases and sales under III A and III B when the actual deliveries take place.

D. Remit principal and income cash from custodianship accounts in accordance with authorized instructions from ACC.

                          IV. REPORTS AND INSPECTIONS

A.       Statements / Reports by Custodian

         Custodian shall furnish to ACC a daily transaction and a monthly position holdings interface report. Custodian will also furnish an inventory at such reasonable times as requested by ACC.

         Custodian shall maintain control accounts for the assets of ACC and shall update the control records of these accounts for all securities payments.

         Upon ACC's written request, Custodian shall furnish ACC or ACC's public accountants or other examiners with a certified inventory of all assets then held hereunder at Custodian's premises or on its agents' premises and/or make assets available for inspection in connection with ACC's annual audits or other periodic examinations. However, to the extent that assets are placed with other depositories as authorized by ACC or with a clearing corporation as defined and in accordance with Minnesota law, those assets are not available for physical inspection.

         ACC and Custodian shall agree on a net cash settlement amount prior to 9:30 a.m. on each business day for Article II and Article III items and settlement shall be made in Federal funds. A second daily net settlement may be required for "same day settlement" transactions.

         Custodian agrees to provide, promptly upon request by ACC, such reports as are available concerning its internal accounting controls and financial strength.

B.       Statements by ACC

         ACC shall make monthly reports to Custodian stating, as of the last day of the preceding month:

         1) the aggregate value of qualified investments on deposit with Custodian,

         2) the aggregate amount of reserves required to be maintained in respect of all outstanding certificates, and

         3) the amount of reserves required to be deposited in separate accounts by various states in respect of the certificates issued to or held by the residents thereof, as well as the value of qualified assets actually deposited pursuant to such requirements.

         The first monthly statement every year shall be made and certified by an independent public accountant and the others shall be verified by an authorized person from ACC. Custodian may conclusively rely upon such statements, unless it has knowledge or notice that such statements are not true.

         Custodian shall promptly examine the monthly statements filed by ACC and compare the amount of required reserves, after subtracting the required amounts of qualified investments on deposit with the states, to the value of assets actually on deposit with it. If it appears that the amount of assets on deposit with Custodian are less than required hereunder, it shall within 30 days of ascertaining such fact notify ACC and the SEC in writing of such deficiency.

C.       Proxies

         Custodian shall deliver immediately to ACC all proxies, notices and communications with relation to securities held by it hereunder, which it may receive from sources other than ACC. Unless otherwise directed by written order from ACC, proxies will be executed in blank by the registered holder of such securities (if registered in the name of Custodian or its nominee) without indicating the manner in which such proxies are to be voted.

                    V. PROCEDURES IN CASE OF DEFAULT BY ACC

A.       Collateral Security

         The assets maintained with Custodian shall be held and kept, subject to the right of withdrawal, by Custodian so long as any liability exists upon any of the certificates secured thereby. Said assets shall be deemed delivered to Custodian as collateral security for the payment by ACC to certificate holders of cash payments due under the terms and conditions of such certificates, provided that a certificate holder on whose behalf a separate deposit is maintained pursuant to a state deposit requirement shall not be entitled to participate in the proceeds of the deposit maintained by Custodian until the separate deposit has been exhausted. In the event of a general liquidation of ACC by judicial proceedings, such certificate holder shall not receive any dividend from the proceeds of the deposit maintained with Custodian hereunder except upon such basis that the percentage of his claim received from both deposits shall not exceed that received by the holders of certificates secured only by the deposit maintained with Custodian hereunder.

B.       Curing Defaults

         If ACC fails to make any cash payment provided in any outstanding certificate, Custodian shall, upon the written request of the holder, and after giving thirty days' written notice of its intention to do so, use so much of the assets maintained with it as is necessary to pay and discharge the liability if not cured by the end of the thirty day period. To that end, Custodian shall have the right to sell any asset then held by it and not due at probate sale, or at public auction, giving ACC at least ten days' written notice of the time, place, and manner of sale; to collect any asset then due or which becomes due during the continuance of said default, with or without suit, and to foreclose any asset then subject to foreclosure in Custodian's name or in that of ACC, giving to ACC at least five days' written notice of the time and place of the sale. Custodian shall apply the proceeds realized, or so much as shall be necessary, to the discharge of the liability in default. If ACC in good faith disputes the right of any person under any certificate to receive it or the amount claimed and so notifies Custodian in writing thereof, no default, for the purposes of this section, shall be deemed to arise until such dispute is settled between the parties thereto or is determined by final judgment of a court of competent jurisdiction.

C.       Notification

         If Custodian shall determine to apply any asset maintained with it to the discharge of a default by the collection, sale or foreclosure of the same, it shall forthwith notify ACC in writing of its intention so to do, identifying the asset or assets, and shall thereafter be entitled to all then unpaid interest, dividends or other income due or to become due thereon, provided that if any of said assets be not sold, collected or foreclosed, ACC, upon the discharge of the default, shall become entitled to any such interest, dividends or other income not applied in the discharge of such default.

D.       Attorney-in-Fact

         For the purpose of realizing the amount necessary to discharge the default, ACC does hereby irrevocably make, constitute and appoint Custodian its attorney-in-fact in respect to assets maintained with it to complete and to make or execute any assignments, transfers, endorsements, cancellations, satisfactions, collections, and settlements, in the name of ACC or otherwise, and to do any and all acts appropriate in the premises.

E.       Bankruptcy

         Should said ACC be adjudged a bankrupt under the Federal Bankruptcy Act or insolvent by final judgment or decree of any court of competent jurisdiction, and a trustee in bankruptcy or a general receiver be appointed, Custodian shall, if and when authorized by an order of the court, surrender and deliver all assets then maintained with it hereunder, subject to any legal claims which it may have thereon for compensation for services or for reimbursement for unpaid expenses or advancements, to such trustee or receiver, and shall thereupon be relieved of any and all further duties in respect thereto. Provided, however, that such surrender and delivery shall be without prejudice to any rights which certificate holders may have in said assets to have them applied according to the usual rules and principles of law applicable to collateral security.

                              VI. CUSTODIAN FEES

         ACC shall pay quarterly to Custodian the fees and charges set forth in Exhibit A of this Agreement and such fees and charges as shall be agreed to in writing from time to time thereafter by Custodian and ACC.

                VII. NAMES AND SIGNATURES OF AUTHORIZED PERSONS

A.       Authorized Persons

         ACC shall file with Custodian a certified list designating the person or persons authorized to act hereunder for and on behalf of ACC along with specimen signatures and the title of said person or persons. Custodian is authorized to rely and act upon orders signed by such person or persons in the form described in paragraph B, as were so designated in the most recent certified list from ACC which has been delivered to Custodian and received by it.

B.       Form of Order

         Orders shall be deemed to include orders sent to Custodian by telecopy facsimile, video (CRT) terminals, or similar means of communication as may be agreed upon between the parties from time to time. Telephonic orders may be transmitted for commercial instruments bearing maturity dates of one year or less, by any person named in the certified list of authorized personnel referred to in paragraph "A", to be followed by written verification in the same manner described hereinafter. All other orders by ACC under this Custodial Agreement shall be in writing addressed to Custodian and signed on behalf of ACC by any two persons named in the certified list, provided at least one of them is an officer.

                 VIII. AMENDMENT AND TERMINATION OF AGREEMENT

A.       Amendments

         This Agreement may be amended by mutual agreement of the parties hereto.

B.       Termination

         ACC may terminate this Agreement at any time by written notice thereof and appoint a successor Custodian. The written notice of termination must be delivered together with a copy of the Resolution of ACC's Board of Directors authorizing such termination, and certified by the Secretary and Assistant Secretary of ACC, by registered mail to Custodian.

         Custodian may resign as Custodian by giving ACC sixty days' written notice of such termination by registered mail addressed to ACC at its principal place of business. ACC shall appoint a successor Custodian within six months of receiving the notice of resignation. If ACC fails to so appoint a successor, Custodian may petition any competent court for the appointment of a successor Custodian. If the appointee and ACC fail to agree upon the compensation to be paid to the appointee, the court may fix the amount.

         No substitution or resignation shall become effective until a successor Custodian has been appointed and has accepted such appointment. Upon service of written notice of such appointment and acceptance, Custodian shall deliver all securities belonging to ACC held by it to the successor Custodian.

         Any successor Custodian appointed hereunder must be a bank with an aggregate capital, surplus and undivided profits of at least $500,000, pursuant to Section 26(a)(1) of the 1940 Act.

                            IX. SUCCESSOR CUSTODIAN

A.       Automatic Succession

         Any bank or trust company into which Custodian or any successor Custodian may be merged or converted or with which it or any successor Custodian may be consolidated or any bank or trust company resulting from any merger, conservation or consolidation to which Custodian or any successor Custodian shall be a party or any bank or trust company succeeding to the business of Custodian or any successor Custodian, shall be substituted as successor Custodian under this Agreement and any amendments thereof without the execution of any instrument or any further act on the part of ACC or Custodian or any successor Custodian.

B.       Powers

         Any such successor Custodian shall have all powers, duties, and obligations of the preceding Custodian under this Agreement and any amendments thereof shall succeed to all the exemptions and privileges of the preceding Custodian under this Agreement and any amendments thereof.

                         X. DISCLOSURE OF INFORMATION

ACC and Custodian agree that the information communicated by either party to this Agreement to the other will be regarded as having been disclosed in confidence and that neither party will use such information except in rendering the services covered in this Agreement. If an inspection of documents and/or securities or for the provision of information is made pursuant to an order of a court of competent jurisdiction or made by a governmental agency, Custodian shall have no liability for complying with such request.

                         XI. CONSTRUCTION OF AGREEMENT

         Custodian and ACC acknowledge that they have read this Agreement, including Exhibit A, physically attached and made a part hereof, and agree that this Agreement constitutes the entire understanding, agreement and contract between them and supersedes any and all prior or contemporaneous oral or written communications or representations with respect to their rights and obligations and the subject matter hereof, and any and all such prior or contemporaneous oral or written communications or representations are merged herein. This Agreement shall not be modified, interpreted, supplemented or amended or in any way revised or altered, except by an instrument in writing signed by the duly authorized officers of the parties hereto. It is understood that this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

                                 XII. NOTICES

         All notices, requests, or other communications ("notices") herein required or provided for hereunder shall be in writing and shall be deemed to have been duly given four days after mailing, if mailed by United States certified or registered mail, postage prepaid, return receipt requested, to the parties or the representatives at the following addresses:

For Custodian                            Ameriprise Trust Company
                                         200 Ameriprise Financial Center
                                         Minneapolis, Minnesota 55474
                                         Attn:  Christy Lueck

For ACC: Ameriprise Certificate Company 200 Ameriprise Financial Center Minneapolis, Minnesota 55474
                                         Attn:  William F. (Ted) Truscott


                              XIII. SUBCUSTODIANS

         The Custodian may make arrangements, where appropriate, with other banks meeting the requirements of the 1940 Act, for the custody of securities. Any such bank selected by the Custodian to act as subcustodian shall be deemed to be the agent of the Custodian.

         Consistent with the requirements of Rule 17f-4 of the 1940 Act, Custodian agrees to require any subcustodian, at a minimum, to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          AMERIPRISE TRUST COMPANY


                                          /s/ Christy Lueck
                                          -----------------------------
                                              Christy Lueck
                                              Vice President



                                          AMERIPRISE CERTIFICATE COMPANY


                                          /s/ William F. (Ted) Truscott
                                          -----------------------------
                                              William F. (Ted) Truscott
                                              President

                                               EXHIBIT A

                                   Ameriprise Certificate Company

                                          Annual Fee Schedule

1.       Maintenance Charge Per Account                                $      .05 per $1000 of assets

2.       Transaction Charge - Debt/Equity Issue                        $    20.00 per transaction
                              Commercial Paper                         $    20.00 per transaction

         Securities Loan -
                              a.   DTC Receive/Deliver                 $    20.00 per transaction
                              b.   Physical Receive/Deliver            $    25.00 per transaction
                              c.   Exchange Collateral                 $    15.00 per transaction

A transaction consists of the receipt or withdrawals of securities and commercial paper and/or a change in the security position.

3.       Mortgage Safekeeping                                          No charge

4.       Coupon Bonds -
                  Monitoring and processing coupons                    No charge

5.       Out-of-Pocket Charges -
         Included but are not limited to:

                                                                       Postage
                                                                       Shipping
                                                                       Insurance
                                                                       Courier Service
                                                                       Wire Charges
                                                                       Transfer Fees
                                                                       Foreign Sub-Custody Charges